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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 2 to Registration Statement No. 333-173678 on Form S-1 of our report dated March 25, 2010 relating to the consolidated financial statements of CPG International Inc. and Subsidiaries as of December 31, 2009, and for each of the two years in the period ended December 31, 2009 before retrospective inclusion of the disclosures of earnings per share to the consolidated financial statements of CPG International Inc. and Subsidiaries (not separately presented herein), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
August 4, 2011

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  Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM